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                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of March 15, 2004 (the "Signing Date"), by and between SS&C Technologies, Inc., a Delaware corporation ("Buyer"), and ADP Financial Information Services, Inc., a Delaware corporation ("Seller").

                               W I T N E S E T H:

         WHEREAS, Seller owns all of the issued and outstanding capital stock (the "Shares") of OMR Systems Corporation, a New Jersey corporation, and OMR Systems International Limited, a New Jersey corporation (collectively, the "Company").

         WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "ACCOUNTS RECEIVABLE" shall have the meaning assigned to that term in
Section 3.7 of this Agreement.

         "AFFILIATE" shall mean with respect to any Person, (i) each Person that controls, is controlled by or is under common control with any such Person or any Affiliate of such Person, (ii) each of such Person's officers, directors, joint venturers, members and partners and (iii) such Person's spouse, children, siblings and parents. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting interests, by contract or otherwise.

         "AFFILIATED GROUP" shall mean a group of corporations with which the Company or any Subsidiary of the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

         "AFFILIATED PERIOD" shall mean any period in which the Company or any Subsidiary of the Company was a member of an Affiliated Group.

         "AGREEMENT" shall mean this Stock Purchase Agreement and all schedules and exhibits hereto, as amended or supplemented from time to time.

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         "AUDITOR" shall have the meaning assigned to that term in Section
2.4(b) of this Agreement.

         "BUSINESS" shall mean all the business activities surrounding the distribution, delivery, maintenance, enhancement and execution of the Company's products, "TradeThru" and "Xacct", as conducted by the Company as of the date of this Agreement.

         "BUSINESS DAY" shall mean a day, other than a Saturday or a Sunday, on which commercial banks in New York are open for the general transaction of business.

         "BUYER" shall have the meaning assigned to that term in the preamble to this Agreement.

         "BUYER'S INDEMNIFIED PERSONS" shall have the meaning assigned to that term in Section 6.1 of this Agreement.

         "CLAIM" shall mean a claim pursuant to Article VI for which a party is entitled, or may become entitled, to indemnification under this Agreement.

         "CLOSING" shall mean the closing of the sale and purchase of the Shares and the other transactions contemplated by this Agreement.

         "CLOSING DATE" shall have the meaning assigned to that term in Section
7.1 of this Agreement.

         "CLOSING DATE BALANCE SHEET" shall have the meaning assigned to that term in Section 2.4(a) of this Agreement.

         "CLOSING DATE NET ASSETS" shall mean the Net Assets of the Company calculated from the Closing Date Balance Sheet, adjusted for the following between the date of the Closing Date Balance Sheet and the Closing Date: the sum of (i) the Company's net income (whether positive or negative) earned, excluding income related Taxes and the impact of client signing bonuses and deferred client conversion accounting plus (ii) additions, if any, to the Seller's investment in the Company, minus dividends, if any, from the Company to Seller.

         "COMPANY" shall have the meaning assigned to that term in the first recital of this Agreement.

         "COMPANY REAL PROPERTY" shall mean the premises leased and operated by the Company at 101 Business Park Drive, Skillman, New Jersey 08558.

         "EMPLOYEE BENEFIT PLAN(S)" shall have the meaning assigned to that term in Section 3.14 of this Agreement.

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         "ENCUMBRANCE" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind on the use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" shall mean soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAW" shall mean any Legal Requirement that requires or relates to the protection of natural resources, the Environment, the regulation of Hazardous Substances, or pollution of any type, and the regulations and guidelines promulgated under any such laws, which apply to the Company and which govern: the existence, cleanup and/or remedy of contamination on property; the emission, discharge or transportation of Hazardous Substances into the Environment; the Release, use, generation, transport, treatment, storage, disposal, removal or recovery or management of Hazardous Substances, including building materials; the design, formulation or packaging of products so that they do not present unreasonable risks to human health or the Environment when disposed of; or the level of Hazardous Substances in any workplace.

         "EQUIPMENT" shall have the meaning assigned to that term in Section 3.5 of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" shall mean generally accepted United States accounting principles, applied on a consistent basis.

         "GENERAL MANAGER" shall mean Clarke Gray, the general manager of the Company, prior to the Closing.

         "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver or other authorization issued, grant, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" shall mean any: nation, state, county, city, town, village, district or other jurisdiction of any nature; federal, state local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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         "HAZARDOUS SUBSTANCES" shall mean (a) any toxic, hazardous or otherwise dangerous material, substance, waste or pollutant, including without limitation petroleum products, flammable substances, explosives, radioactive materials, asbestos, asbestos coating and asbestos containing materials, polychlorinated biphenyls, toxic wastes or substances or any other wastes, materials or pollutants defined or regulated by Environmental Laws; and (b) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any Governmental Body.

         "INDEMNIFIED PARTY" shall have the meaning assigned to that term in
Section 6.3 of this Agreement.

         "INDEMNIFYING PARTY" shall have the meaning assigned to that term in
Section 6.3 of this Agreement.

         "INTELLECTUAL PROPERTY" shall mean and include any and all intellectual property rights, including without limitation (i) all patents, trademark rights, business identifiers, trade dress, service marks, trade names, brand names, copyright, trade secrets and all other types of intellectual property, (ii) all claims for infringement thereof, all registrations thereof and applications therefor, all goodwill associated therewith accruing from the dates of first use thereof, and all rights associated with the foregoing, and (iii) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party.

         "INTERIM BALANCE SHEET" shall have the meaning assigned to that term in
Section 3.4(a) of this Agreement.

         "INTERIM FINANCIAL STATEMENTS" shall have the meaning assigned to that term in Section 3.4(a) of this Agreement.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended.

         "IRS" shall mean the Internal Revenue Service.

         "KNOWLEDGE" shall mean, with respect to any representation or warranty made in this Agreement, the knowledge of Seller or the Company or any of its affiliates, or any of their respective officers, directors, employees or representatives.

         "LEASE" shall mean the lease agreement relating to the Company Real Property, dated February 6, 1991, among the Company and Skillman Business Park, LLC, as amended.

         "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty. The foregoing shall be deemed to include laws and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws.

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         "LOSSES" shall have the meaning assigned to that term in Section 6.1 of this Agreement.

         "MASTER SERVICES AGREEMENT" shall have the meaning assigned to that term in Section 7.4(f) of this Agreement.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse change in the assets of the Company (in the aggregate), Business, financial condition or results of operations of the Company provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change that results from changes affecting any of the industries in which the Company operates generally or the United States economy generally or (B) any change resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism.

         "NET ASSETS" shall mean the amount equal to (i) Total Assets minus (ii) Total Liabilities. The terms "Total Assets" and "Total Liabilities", as used herein, are to be interpreted consistent with the use of such terms in the Interim Balance Sheet and the other financial statements referred to in Section
3.4 (a) and (b). "Total Assets" excludes capitalized client signing bonuses and deferred expenses associated with deferred client conversion accounting. "Total Liabilities" excludes deferred revenues associated with deferred client conversion accounting and any reserve for income-related tax liability.

         "OBJECTION PERIOD" shall have the meaning assigned to that term in
Section 6.3 of this Agreement.

         "ORDER" shall have the meaning assigned to that term in Section 3.16(c) of this Agreement.

         "ORGANIZATIONAL DOCUMENTS" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the operating agreement of a limited liability company; (e) any character or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

         "PERMITTED ENCUMBRANCES" shall mean (i) Encumbrances included on the Interim Balance Sheet, the Closing Date Balance Sheet or pursuant to this Agreement, (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (iii) rights of owners of real property to fixtures and leasehold improvements, (iv) Encumbrances, deposits or pledges to secure the performance of contracts, leases or other obligations arising in the ordinary course of business, and (v) purchase-money liens or

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Encumbrances incurred in connection with any conditional sale or other title retention agreement or any lease.

         "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" shall have the meaning assigned to that term in Section 3.16(a) of this Agreement.

         "PURCHASE PRICE" shall have the meaning assigned to that term in
Section 2.3 of this Agreement.

         "REAL PROPERTY" shall have the meaning assigned to that term in Section
3.19 of this Agreement.

         "RELEASE" shall mean any spilling, leaking, pumping, pouring, emptying, emitting, discharging, depositing, disposing, escaping, leaching, dumping or other releasing into the Environment or any part of any building or other improvement, whether intentional or unintentional.

         "RESOLUTION PERIOD" shall have the meaning assigned to that term in
Section 6.4 of this Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECTION 338(h)(10) ELECTIONS" shall have the meaning assigned to that term in Section 2.5 of this Agreement.

         "SELLER" shall have the meaning assigned to that term in the preamble of this Agreement.

         "SELLER'S INDEMNIFIED PERSONS" shall have the meaning assigned to that term in Section 6.2 of this Agreement.

         "SHARES" shall have the meaning assigned to that term in the first Recital of this Agreement.

         "SUBCONTRACTOR AGREEMENT" shall have the meaning assigned to that term in Section 7.4(g) of this Agreement.

         "SUBSIDIARY" shall mean with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than

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securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "TAXES" (including with correlative meaning "Tax" and "Taxable") means
(x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign governmental entity, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by law, by contract, or otherwise.

         "TAX RETURNS" or "RETURNS" means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Body or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

         "TAX SHARING AGREEMENT" shall mean a Tax sharing agreement or arrangement (whether or not written) binding on the Company pursuant to which the Company may be liable for the Tax of another Person or required to make a payment to another Person with respect to a Tax detriment or a Tax benefit.

                                   ARTICLE II
                   PURCHASE AND SALE OF SHARES; PURCHASE PRICE

         2.1 PURCHASE AND SALE. The Seller hereby agrees to sell, convey, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller, the Shares, upon the terms, conditions, representations, warranties, covenants and agreements set forth herein.

         2.2 TRANSFER OF CERTIFICATES. On the Closing Date, Seller shall transfer and deliver to Buyer, against payment of the Purchase Price in accordance with Section 2.3, certificates representing the Shares, duly endorsed in blank by Seller or accompanied by stock powers duly executed in blank.

         2.3      PURCHASE PRICE.

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                  (a)      The aggregate purchase price (the "Purchase Price")
for the Shares shall be Twenty Million Dollars ($20,000,000) (subject to adjustment as set forth in Section 2.3(b) and Section 2.4(c) below). The Purchase Price shall be paid in United States dollars to Seller at the Closing, by check or wire transfer of immediately available funds.

                  (b) The Purchase Price shall be subject to adjustment at the Closing as follows: (i) if the Closing Date Net Assets estimated from the Closing Date Balance Sheet exceed $1,927,000, then the Purchase Price shall be increased by the amount of such excess, and (ii) if the Closing Date Net Assets estimated from the Closing Date Balance Sheet are less than $1,927,000, then the Purchase Price shall be reduced by the amount of such shortfall.

         2.4      CLOSING DATE BALANCE SHEET.

                  (a) Not less than 2 days before the Closing Date, Seller, at its expense, shall deliver to Buyer a balance sheet of the Company, estimated as at the latest month end prior to the Closing Date (the "Closing Date Balance Sheet"), prepared on a basis consistent with the procedures and principles followed in the preparation of the Interim Balance Sheet. The Closing Date Balance Sheet shall be accompanied by the calculation of the estimated Closing Date Net Assets for the purpose of calculating the Purchase Price in accordance with this Agreement.

                  (b) Not later than 30 days following the Closing Date, Buyer may submit to Seller a list of any components of the Closing Date Balance Sheet and/or the calculation of Closing Date Net Assets which it disputes. The parties shall promptly endeavor to resolve any dispute and, failing such resolution within 30 days following the submission by Buyer of its list of disputed items, the matters of dispute shall be submitted to a nationally recognized firm of public accountants mutually acceptable to Seller and Buyer (the "Auditor"), who shall have no conflict of interest with respect to either party and who shall serve as an arbitrator hereunder. The costs and fees of such Auditor shall be borne (i) in the event that the Closing Date Net Assets calculated from the Closing Date Balance Sheet exceeds the Auditor's determination by more than $100,000, by the Seller, and (ii) otherwise, by Buyer. The determination of the Auditor with respect to any and all disputes shall be conclusive and binding on the parties.

                  (c) If, following the review and other procedures referred to in Section 2.4(b) above, (i) the Closing Date Net Assets of the Company calculated from the Closing Date Balance Sheet are revised upwards, then the Purchase Price shall be increased by, and Buyer shall pay to Seller, an amount equal to the amount of such upward revision and (ii) the Closing Date Net Assets of the Company calculated from the Closing Date Balance Sheet are revised downwards, then the Purchase Price shall be decreased by, and Seller shall pay to Buyer, an amount equal to the amount of such downward revision. Payment of the applicable amount shall be made, by check or wire transfer of immediately available funds, within 5 days following the resolution of any dispute pursuant to Section 2.4(b).

         2.5 SECTION 338 (h)(10) ELECTION. Buyer and Seller shall join in an election to have the provisions of Section 338(h)(10) of the IRC and similar provisions of state, local and foreign

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law ("Section 338(h)(10) Elections") apply to the acquisition of the Company.
Seller shall be responsible for, and control, the preparation and timely filing of such election and Seller shall furnish to the Buyer copies of all the filings and amendments thereto and evidence of timely filing. The related allocation of the Purchase Price among the assets of the company shall be made in accordance with IRC Sections 338 and 1060 and any comparable provisions of state, local and foreign tax laws, as appropriate. The Buyer and Seller shall mutually agree prior to Closing on the determination of such Purchase Price allocation and shall report, act and file in all respects and for all purposes consistent with such determination. Buyer and Seller shall execute and deliver to each other, at Closing, such documents or forms as are required by applicable law for effective
Section 338(h)(10) Elections, including, without limitation IRS Form 8023 (together with any schedules or attachments thereto) that are required. Seller agrees to cause the common parent of the consolidated group of which it is a member to join with Buyer in making such an election and to take all steps necessary to effectuate the election and any similar election as may be available under applicable state, local and foreign laws.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, except as set forth in the disclosure schedules delivered by Seller to Buyer on the date of this Agreement, as follows:

         3.1      ORGANIZATION AND GOOD STANDING; QUALIFICATION; SUBSIDIARIES.

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth in Schedule 3.1(a) constituting each and every jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.1(b), the Company has no Subsidiaries.

                  (c) The Company has previously delivered to Buyer copies of its Organizational Documents, as currently in effect.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

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                  (b)      Except as set forth in Schedule 3.2, neither the
execution and delivery of this Agreement by Seller nor the consummation or performance of the transactions contemplated hereby by Seller will, directly or indirectly:

                           (i)      contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors of the Seller or the Company;

                           (ii)     give any Governmental Body or other Person
the right to validly challenge the transactions contemplated hereby;

                           (iii)    contravene, conflict with, or result in a
violation in any material respect of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Legal Requirement or any Governmental Authorization that is held by the Company or that otherwise relates to the Business, or any of the assets owned or used by the Company;

                           (iv)     contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the contracts or agreements to which the Company is a party or by which its assets are bound; or

                           (v)      result in the imposition or creation of any
Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Company.

                  (c) Except as set forth in Schedule 3.2, neither the Company nor Seller is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.3      CAPITALIZATION; OWNERSHIP OF SHARES.

                  (a) The authorized capital stock of the Company is set forth in Schedule 3.3(a). All of the Shares are fully paid and nonassessable.

                  (b) Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances of every nature. Seller is selling for its own account. The Shares are not subject to any restrictions with respect to transferability. Seller has full power and authority to assign and transfer the Shares to Buyer in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Body (other than the consents set forth in Schedule 3.2), and the delivery of the Shares to Buyer pursuant to this Agreement will transfer valid title thereto, free of all Encumbrances of any kind.

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

                  (c) There are no outstanding options, warrants, rights, contracts, calls, commitments, agreements or demands of any character relating to the Shares or stock of the Company generally, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of the Company, and there are no commitments to issue any such securities or instruments.

         3.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements:

                  (a) the unaudited balance sheet of the Company as at December 31, 2003 (hereinafter referred to as the "Interim Balance Sheet"), and the related unaudited statements of income for the six-month period then ended, as attached hereto as Schedule 3.4(a) (hereinafter collectively referred to as the "Interim Financial Statements"); and

                  (b) the unaudited balance sheet of the Company as at June 30, 2001, June 30, 2002, and June 30, 2003, and the related unaudited statements of income for the years then ended.

                  (c) Such financial statements fairly present the financial condition and the results of operations of the Company in all material respects as at the respective dates of and for the periods referred to in such financial statements, except as identified on Schedule 3.4(c), in accordance with GAAP, subject, in the case of Interim Financial Statements, to normal year-end adjustments, as set forth on Schedule 3.4(c).

         3.5 TITLE TO PROPERTIES; ENCUMBRANCES. The Company owns no real property. The Company Real Property constitutes all the leasehold interests (in real property) owned by the Company. Schedule 3.5 contains a complete and accurate list of the equipment owned by the Company (the "Equipment"). The Company owns all the personal properties and assets (whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the ordinary course of business). All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances (other than Permitted Encumbrances), except as disclosed in Schedule 3.5. The Company has the right to use all personal property which is used in and is material to the Business and which is not owned by the Company.

         3.6      CONDITION AND SUFFICIENCY OF ASSETS.

                  (a) Except for assets or property related to those services described in Schedule 3.23 and those services to be provided by Seller to Buyer in the Master Services Agreement, and the assignment described in
Schedule 3.18(b), the tangible and intangible assets of the Company, whether owned, licensed or leased by it, are sufficient to provide all services currently offered or committed by the Company to its customers and such tangible assets are in good condition, except for ordinary wear and tear.

                                       11
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                  (b)      Except for assets or property related to those
services described in Schedule 3.23 and those services to be provided by Seller to Buyer in the Master Services Agreement and the assignment described in
Schedule 3.18(b), there are no assets or property necessary for the conduct of the business of the Company as presently utilized or conducted that are not currently owned, leased, or licensed by the Company or will not be owned, leased or licensed by the Company as of the Closing Date.

         3.7 ACCOUNTS RECEIVABLE. Schedule 3.7 contains a complete and accurate list of accounts receivable of the Company as of the date of the Interim Balance Sheet ("Accounts Receivable") and sets forth the aging of such Accounts Receivable. All Accounts Receivable that are reflected on the Interim Balance Sheet represent or will represent obligations for the total amount thereof arising from sales actually made or services actually performed in the ordinary course of business subject to no offsets or Encumbrances (net of allowance for doubtful accounts, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied).

         3.8 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.8, the Company has no liabilities or obligations of a nature required to be included in a balance sheet prepared in accordance with GAAP (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.9      TAXES. Except as set forth in Schedule 3.9:

                  (a) The Company has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Returns were true, correct and complete in all respects. The Company has properly paid on a timely basis all material Taxes that were due and payable, whether or not shown on any Tax Returns. All material Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Body. The Company has complied with all material information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

                  (b) The unpaid Taxes, excluding Taxes measured by gross or net income of the Company for periods through the date of the Interim Balance Sheet do not exceed the reserve for Tax liability (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet. All Taxes attributable to the period from and after the date of the Interim Balance Sheet and continuing through the Closing Date are, or will be, attributable to the conduct by the Company of its operations in the ordinary course of business.

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                  (c)      The Company is not and has never been a member of any
group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns (other than a group the common parent of which is an affiliate of the Seller). The Company does not have any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), as a transferee or successor, by contract, or otherwise for any Taxes of any person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period,) other than a group the common parent of which is an affiliate of the Seller. The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

                  (d) The Seller has delivered to the Buyer, made available or offered to make available to the Buyer for inspection (i) complete and correct copies of all Income Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company. The Seller has delivered, made available or offered to make available to the Buyer complete and correct copies of all other Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Body is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period or assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or
(iii) executed or filed any power of attorney with any Governmental Body.

                  (e) The Company has never participated in any international boycott as defined in Section 999 of the IRC.

                  (f) Neither the Company, the Seller nor any member of an Affiliated Group has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company, the Seller or any member of an Affiliated Group been distributed, in a transaction to which Section 355 or 361 of the IRC applies.

                  (g) There are no Encumbrances for Taxes on any of the assets or properties of the Company, except for Permitted Encumbrances.

                  (h) The Company is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (i) Schedule 3.9(i) sets forth each jurisdiction (other than United States federal) in which the Company files a Tax Return.

                  (j) The Seller has filed a consolidated federal Income Tax Return with the Company for the Taxable year immediately preceding the current Taxable year, and the common parent of the Seller is eligible to make a
Section 338(h)(10) Election with respect to the purchase and sale of the Shares.

         3.10 NO MATERIAL ADVERSE EFFECT. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Effect.

         3.11 INTELLECTUAL PROPERTY. The Company owns or is licensed to use, in each case free and clear of any Encumbrance (other than Permitted Encumbrances), all Intellectual Property rights that are necessary and material to the Business as currently conducted. Schedule 3.11 lists all patents, trademarks, trade names, service marks, copyrights, applications and other intangible rights included in the Intellectual Property. Except as set forth in
Schedule 3.11, there have been no claims by any Person, (i) to the effect that the sale or use of any product or process as now used or offered by the Company infringes on any patents, (ii) against the use by the Company of any trademarks, trade names, technology, know-how or process necessary and material for the operation of the Business of the Company as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any Intellectual Property of the Company. The Intellectual Property listed on
Schedule 3.11 plus generally available off-the-shelf software used by the Company and the software licensed pursuant to the vendor agreements listed in
Schedule 3.18(a) are all those necessary for the operation of the Business as currently conducted.

         3.12 ACCOUNTS PAYABLE. Except as set forth in Schedule 3.12, there are no accounts payable of the Company in excess of $10,000 as of the date of the Interim Balance Sheet which have been past due and payable in accordance with their terms for more than sixty (60) days.

         3.13 CUSTOMERS AND SUPPLIERS. Schedule 3.13 lists the names of all of the customers and suppliers of the Company and the amount of revenue and purchases for each, respectively, for the six-month period ended December 31, 2003, and includes the addresses for the ten customers with the highest revenues during such period and the ten suppliers with the highest purchases during such period. The relationships of the Company with its suppliers and customers are reasonably good commercial relationships. Except as set forth in Schedule 3.13, no such supplier or customer has within the past year terminated or orally or in writing to the Company threatened to terminate or substantially reduce its relationship with the Company (where, in the case of an oral threat, the General Manager of the Company had actual knowledge of such threat and, in the reasonable judgment of the General Manager, such threat was likely to lead to a termination by the supplier or customer).

         3.14     EMPLOYEE BENEFIT PLANS.

                  (a) Except as set forth in Schedule 3.20, the Company does not have any liability or obligation with respect to any employee benefit plan, policy, arrangement or agreement (including, without limitation, any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, policy or arrangement) (including without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether written or oral ("Employee Benefit Plans"). The Company has no Employee Benefit Plans. The Parties agree that the FY `04 Projected Project Bonus Target identified on Schedule 3.20 shall be paid by the Seller at the Closing.

                  (b) The Company and all corporations or other trades or businesses which are or have been under common control with the Company (as determined under Section 414(b), (c), (m) or (o) of the IRC), have never maintained, contributed to or incurred any obligation or liability with respect to any "multiemployer plan", as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the IRC (either as an employer or a joint employer) and there is no basis for any such liability as the result of or after the consummation of the transactions contemplated by this Agreement.

                  (c) Each Employee Benefit Plan of the Company that is intended to be qualified under Section 401 of the IRC is so qualified and has been so qualified in all material respects during the period from its adoption to date.

                  (d) No Employee Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to the employees affected by the consummation of the transaction contemplated by this Agreement after their retirement or other termination of employment from the Company.

                  (e) None of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or the acceleration of any rights to benefits under any Employee Benefit Plan or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or any agreement related thereto or as a result of a "change in control" (within the meaning of such term under Section 280G of the IRC).

         3.15     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

                  (a)      Except as set forth in Schedule 3.15:

                           (i)      the Company is, and at all times since the
date of the Interim Balance Sheet, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets, except to the extent a failure to comply would not result in or have a Material Adverse Effect;

                           (ii)     the Company has filed all material reports,
statements, documents, registrations, filings or submissions required to be filed, in connection with the operation of the Business, by the Company with any Governmental Body. All such filings complied with applicable Legal Requirements when filed and no deficiencies have been asserted by any such Governmental Body with respect to such filings and submissions, except to the extent a failure to comply would not result in or have a Material Adverse Effect;

                           (iii)    no event has occurred or circumstance exists
that (with or without notice or lapse of time) constitutes or is reasonably likely to result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except to the extent a failure to comply would not result in or have a Material Adverse Effect; and

                           (iv)     the Company has not received, at any time
since the date of the Interim Balance Sheet, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action relating to a Legal Requirement.

                  (b) Schedule 3.15 contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business. Each Governmental Authorization listed or required to be listed in Schedule 3.15 is valid and in full force and effect. Except as set forth in Schedule 3.15:

                           (i)      the Company is, and at all times since
December 31, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15, except to the extent a failure to comply would not result in or have a Material Adverse Effect;

                           (ii)     no event has occurred or circumstance exists
that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
Schedule 3.15, except to the extent a failure to comply would not result in or have a Material Adverse Effect, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authority listed or required to be listed in
Schedule 3.15;

                           (iii)    the Company has not received, at any time
since the date of the Interim Balance Sheet, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv)     all applications required to have been filed
for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to each Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (c)      The Governmental Authorizations listed in Schedule
3.15 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner currently conducted and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  (d) Except as set forth on Schedule 3.15, all aspects of the Business, including the Company Real Property, are and at all times have been maintained in compliance with all federal, state and local occupational, health and safety or similar Legal Requirements, except to the extent a failure to comply would not result in or have a Material Adverse Effect.

         3.16     LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Schedule 3.16, there is no pending litigation or judicial, administrative or arbitration proceeding or, to the Knowledge of the Company or the Seller or any of its affiliates, investigation (each a "Proceeding"):

                           (i)      that has been commenced by or against the
Company or Seller or that otherwise relates to or may affect the Business, or any of the assets owned or used by, the Company; or

                           (ii)     that challenges, or that may have the effect
of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement.

                  (b) To the Knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 3.16. The Proceedings listed in Schedule 3.16 will not have a Material Adverse Effect.

                  (c)      Except as set forth in Schedule 3.16:

                           (i)      there is no decision, injunction, judgment,
order, or ruling by any court, administrative agency, other Governmental Body or by any arbitrator (each, an "Order") to which any of the Company or Seller, or any of the assets owned or used by the Company, is subject;

                           (ii)     neither the Company nor Seller is subject to
any Order that relates to the Business or any of the assets owned or used by the Company; and

                           (iii)    neither the Company nor Seller is subject to
any Order that relates to the transactions contemplated by this Agreement.

                  (d)      Except as set forth in Schedule 3.16:

                           (i)      the Company is, and at all times since the
date of the Interim Balance Sheet, has been, in compliance with all of the terms and requirements of each Order to which it has been subject;

                           (ii)     no event has occurred or circumstance exists
that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company is subject; and

                           (iii)    the Company has not received, at any time
since the date of the Interim Balance Sheet, any notice or other, written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company is or has been subject.

         3.17     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 3.17, since the date of the Interim Balance Sheet, the Company has conducted the Business only in the ordinary course of business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer or employee, except as set forth in Schedule 3.20;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, having a Material Adverse Effect;

                  (f) entry into, amendment to, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

                  (g) sale, lease or other disposition of any asset or property of the Company with a value in excess of $25,000 or mortgage, pledge or imposition of any lien or other Encumbrance (other than Permitted Encumbrances) in excess of $25,000 in the aggregate on any material asset or property of the Company;

                  (h) amendment, termination, compromise, cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

                  (i) change in the accounting methods used by the Company other than such changes required by GAAP;

                  (j) discharge or release of any Encumbrance (other than Permitted Encumbrances) in excess of $25,000, except in the ordinary course of the Business consistent with past practice; or payment or discharge of any Liability, other than current liabilities reflected on the Interim Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practice;

                  (k) write down or write up (or failure to write down or write up in accordance with GAAP consistent with past practice) of the value of any Accounts Receivable or Notes Receivable other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                  (l) capital expenditure or commitment for any capital expenditure by the Company in excess of $10,000 individually or $25,000 in the aggregate;

                  (m) election, or settlement or compromise of any liability, with respect to Taxes of the Company;

                  (n) incurrence of any indebtedness for borrowed money by the Company in excess of $10,000 individually or $25,000 in the aggregate;

                  (o) loan to, guarantee of any indebtedness or other incurrence of any indebtedness on behalf of, any Person;

                  (p) failure of the Company to pay when due any indebtedness or other amounts owed to creditors in excess of $10,000 individually or $25,000 in the aggregate;

                  (q) entering into of any agreement, arrangement or transaction with the Company's respective directors, officers, employees or Seller (or with any relative, beneficiary, spouse or Affiliate of such Persons);

                  (r) lapse, termination, or failure to renew any consent, permit or insurance policy relating to the Business; or

                  (s) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.18     CONTRACTS; NO DEFAULTS.

                  (a) Schedule 3.18(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies (if in writing) of:

                           (i)      each contract, agreement or other
arrangement that involves payment by the Company to any third party of an amount or value in excess of $25,000 during the calendar year ended December 31, 2003 or that is reasonably expected to involve payment by the Company to any third party of more than $25,000 during the calendar year ending December 31, 2004;

                           (ii)     each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, or any leasehold or other interest in, any real or personal property;

                           (iii)    each licensing agreement or other contract
with respect to Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of Intellectual Property rights;

                           (iv)     each collective bargaining agreement and
other contract to or with any labor union or other employee representative of a group of employees;

                           (v)      each joint venture, partnership, and other
contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company, with any other Person;

                           (vi)     each contract containing covenants that in
any way purport to restrict the business activity of the Company or any Affiliate of the Company or to limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                           (vii)    each contract providing for payments to or
by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (viii)   each power of attorney that is currently
effective and outstanding;

                           (ix)     each contract for capital expenditures in
excess of $25,000;

                           (x)      each written warranty, guaranty, and or
other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

                           (xi)     each non-competition agreement,
non-solicitation agreement and confidentiality agreement that runs to the benefit of any of the Company or Seller with regard to the Business;

                           (xii)    each broker, distributor, dealer,
manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreement;

                           (xiii)   each contract relating to indebtedness;

                           (xiv)    each contract with any Governmental
Authority;

                           (xv)     each contract with an employee or
consultant;

                           (xvi)    each contract between or among the Company
and any Affiliate of the Company; and

                           (xvii)   each contract, whether or not made in the
ordinary course of the Business, which is material to the Company or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.18(b), each contract identified or required to be identified in Schedule 3.18(a) is in full force and effect and (i) to Seller's Knowledge, is valid and enforceable in accordance with its terms by the Company and (ii) is valid and enforceable in accordance with its terms against the Company.

                  (c)      To Seller's Knowledge, except as set forth in
Schedule 3.18(c), no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract identified in Schedule 3.18 (a). Except as set forth in Schedule 3.18(c), no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract identified in
Schedule 3.18 (a).

                  (d) Except as set forth in Schedule 3.18(d), no customer of the Company is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or trade terms.

         3.19 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.19, and except for such non-compliance as would not result in or have a Material Adverse Effect:

                  (a) there have not been any activities, events or conditions in, on or under the Company Real Property or any other real property which has been owned, leased, occupied or under the control of the Company (for purposes of this Section 3.19, collectively, the "Real Property") at any time the Real Property was owned, leased, occupied or controlled by the Company or at any time prior thereto, involving the presence, handling, use, generation, treatment, storage, or disposal of any Hazardous Substances in violation of, or subject to any unsatisfied material liability under, applicable Environmental Laws.

                  (b) (i) the Company has been at all times and is now in compliance with all, and has not received notice that it is otherwise subject to any unsatisfied liability under any, Environmental Laws; and (ii) there is no pending or, to Seller's Knowledge, threatened litigation, investigation or enforcement action, administrative order or notice of violation brought under any Environmental Law concerning any of the Company's operations or the Real Property; and (iii) the Company has not received any unsatisfied request for information, notice of claim, request for corrective action, demand or other notification or allegation that it is or may be potentially responsible for any threatened or actual Release of Hazardous Substances.

         3.20 EMPLOYEES. Schedule 3.20 contains a complete and accurate list of the following information for each employee of the Company: name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Seller's Affiliate's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan.

         3.21 LABOR RELATIONS; COMPLIANCE. Except as set forth on Schedule 3.21, the Company has not been nor is a party to any collective bargaining or other labor contract. Since the date of the Interim Balance Sheet, there has not been, there is not presently pending or existing, and to the Seller's Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any proceeding against or affecting the Company relating to the alleged violation of any requirement of law pertaining to labor relations or employment matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organization activity, or other labor or employment dispute against or affecting the Company or its premises. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all requirements of law relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company or, to Seller's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence, payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or
(iv) in violation of any requirement of law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.23     RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in
Schedule 3.23, neither Seller nor any Affiliate of the Company has, or since the date of the Interim Balance Sheet, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. No Affiliate of the Company or any Seller is, or since the date of the Interim Balance Sheet, has owned (of record or as a beneficial owner) an equity interest or any other financial or other profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms). Except as set forth in Schedule 3.23, neither Seller nor any Affiliate of the Company is a party to any contract with, or has any claim or right against, the Company.

         3.24 BROKERS OR FINDERS. Except as set forth in Schedule 3.24, none of the Company or Seller nor their respective Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Seller will indemnify and hold Buyer harmless from any such payment alleged to be due by or through the Company or Seller as a result of the action of any of them or their respective officers or agents.

         3.25 WARRANTY CLAIMS. Except as set forth on Schedule 3.25, the Seller is not aware of any warranty claims relating to (i) products manufactured or sold by the Company prior to the Closing Date or (ii) the Company's business or operations prior to the Closing Date.

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, NO REPRESENTATIONS OR WARRANTIES ARE BEING MADE BY SELLER OR RELIED UPON BY BUYER. In addition, ADP makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power an authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

         4.2      AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against it in accordance with its terms. Buyer has the right, power, authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby by Buyer will, directly or indirectly:

                           (i)      contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

                           (ii)     give any Governmental Body or other Person
the right to validly challenge the transactions contemplated by this Agreement;
or

                           (iii)    contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party.

                           (iv)     Buyer is not required to give any notice to
or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.3 LEGAL PROCEEDINGS. There is no Proceeding that has been commenced by or against Buyer or that otherwise relates to or may affect the business of Buyer, in any such case that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

         4.4 BROKERS OR FINDERS. Neither Buyer nor any Affiliate of Buyer has incurred an obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Agreement, and Buyer will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.5 INVESTMENT INTENT. Buyer represents, warrants and acknowledges that Buyer is purchasing the Shares for investment purposes and has no present intent to distribute, resell, pledge or otherwise dispose of any of the Shares.

         4.6 AVAILABLE CASH. Buyer has sufficient cash on hand or available under existing credit arrangements to consummate the transactions contemplated by this Agreement and to fully perform its obligations under this Agreement.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

         5.1 SELLER'S OBLIGATIONS AFTER THE CLOSING. Seller shall furnish Buyer, upon request, with all information concerning the Company reasonably required for inclusion in any report, filing or application made by Buyer with any Governmental Body in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing requirement shall only apply to information maintained and readily available to Seller in the form so maintained and Seller shall have no obligation hereunder to compile, summarize or otherwise modify any such information.

         5.2      EMPLOYEE MATTERS.

                  (a) On and after the Closing Date, for purposes of eligibility, vesting and accrual under the Buyer's pension, savings, retirement and welfare benefit plans, severance plans and policies, each employee of the Company who continues to be an employee of the Company after the Closing (a "Transferred Employee") shall receive full credit for all prior service credited with Seller or any Affiliate of Seller.

                  (b) If allowed by the terms of its savings plan (the "Buyer Savings Plan"), Buyer shall permit the Buyer Savings Plan to, following the Closing Date and pursuant to

Section 401(a)(31)(D) of the IRC, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the IRC) in cash in an amount equal to the full account balance distributed to a Transferred Employee from any benefit plan of Seller (or Seller Affiliate) qualified under
Section 401(a) of the IRC. Seller shall provide evidence reasonably satisfactory to Buyer that the employee benefit plan of Seller (or Seller Affiliate) from which the eligible rollover distribution was made is qualified under Section 401(a) of the IRC. Nothing in this Agreement shall require the Buyer to amend the Buyer Savings Plan to accept eligible rollover distributions, if such distributions are not otherwise permitted under such plan as of the Closing Date. For purpose of this Section, the term "eligible rollover distribution" shall include (i) the amount of any unpaid balance of any loan made to a Transferred Employee under the employee benefit plan of Seller (or Seller Affiliate) and (ii) the promissory note evidencing such loan.

         5.3      NON-COMPETITION AGREEMENT.

                  (a) For a period of three years after the Closing Date, neither Seller nor any of its Affiliates shall (i) market or sell any product or service that competes with any existing product or service currently being developed, manufactured, marketed or sold by the Company's Applicable Business on or prior to the Closing Date, or (ii) engage in any business competitive with the Company's Applicable Business as conducted on the Closing Date, anywhere in the world in which the Company conducted business during the two years prior to the Closing Date, it being understood that the foregoing reflects the intention of the parties that during such period neither Seller nor its Affiliates will offer substantially the same total solutions as currently offered by the Company for (i) trading and accounting services in the banking market and (ii) trading and fund accounting services on an outsourcing basis in the hedge fund market. The foregoing prohibition in this Section 5.3 shall not apply to (i) any acquisition by Seller or its Affiliates of a business where less than 25% of the revenues of the acquired business are derived from products or services directly competitive with those of the Company, (ii) incidental overlaps in products or services, and (iii) products or services that are being provided by the Seller or its Affiliates (other than the Company) to customers as of the Closing Date. For purposes of the foregoing, "Applicable Business" shall mean the Company's Xacct business and the Company's TradeThru business. The parties acknowledge and agree that the Company's TradeThru business primarily provides back office processing services to the money market and foreign exchange markets.

                  (b) The parties hereto agree that the duration and scope of the non-competition provision set forth in this Section 5.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable, such provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Seller agrees that damages are not an adequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         5.4 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of three years after the Closing Date, neither Seller nor any of its Affiliates shall, without the consent of the Buyer (a) solicit any employee of the Company to terminate his employment with the Company (or the Buyer, as the case may be) or to become an employee of the Seller or any Affiliate or (b) hire any such solicited employee. The parties agree that a general advertisement or solicitation directed to the public at large and not to any individual employee or group of employees of the Company or the Buyer, and the hiring of an employee of the Company or Buyer in response thereto, shall not be a violation of the foregoing.

         5.5 SELLER TO PROVIDE BUYER WITH AUDITED FINANCIAL STATEMENTS. Seller shall use its reasonable efforts to take all reasonable actions and to do all things reasonably necessary, proper or advisable to cooperate with Buyer and Buyer's auditors, at Buyer's expense, in the preparation of audited financial statements as of and for the calendar year ended December 31, 2003 and to facilitate the completion of such audited financial statements within 30 days after the Closing.

         5.6 BEST EFFORTS. The Buyer and the Seller will use their best efforts to take or cause to be taken all actions, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII hereto).

         5.7 USE OF NAME. Neither Seller nor the Company (after the Closing) shall have any rights in or to the acronym "ADP" and Seller shall not use, and shall not permit the Company to use, such acronym in the conduct of their respective businesses; provided, however, that the Company may continue to use any current inventories of stationary and marketing materials referring to ADP for a period of up to three months after the Closing.

         5.8 REASONABLE BEST EFFORTS RENEGOTIATION. If the Seller is unable to acquire, within 30 days of the date of this Agreement, the consent of West LB AG to subcontract to the Buyer the services under the OMR Services Level Agreement, dated September 24, 2002, between ADP (as successor-in-interest by assignment from the Company) and West LB AG, together with, as applicable, the Framework Agreement for Bureau Services and Related Projects, dated September 2002, between ADP and West LB AG, the Buyer and the Seller will use their reasonable best efforts and act in good faith to renegotiate the terms of this Agreement and the Master Services Agreement to resemble as closely as possible the intentions of the parties as reflected in the Subcontractor Agreement to the satisfaction of both parties and to facilitate a Closing despite such failure to obtain consent. During the period of renegotiation, Seller may continue to seek the West LB AG consent.

                                   ARTICLE VI
                            INDEMNIFICATION; REMEDIES

         6.1 INDEMNIFICATION BY THE SELLER. Seller shall defend, indemnify and hold harmless Buyer and each of its Affiliates, employees, successors and assigns (Buyer and such persons, collectively, "Buyer's Indemnified Persons"), and shall reimburse Buyer's Indemnified Persons, for, from and against each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Buyer's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of:

                  (a) any breach of any representation or warranty made by Seller in this Agreement (not including any breach of any representation or warranty made by Seller in Section 3.9 or Section 3.14 of this Agreement);

                  (b) any breach of any representation or warranty made by Seller in Section 3.9 or Section 3.14 of this Agreement; and

                  (c) any breach or nonfulfillment of any covenant, agreement or other obligation of Seller contained in this Agreement;

         Provided, however, that, notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify, defend and hold harmless the Buyer and Buyer's Indemnified Persons under Section 6.1(a) of this Agreement unless and until (and only to the extent by which) the aggregate amount of their Losses hereunder exceeds $250,000; and provided, further, that the maximum aggregate liability of Seller for Losses under this Section 6.1 or otherwise pursuant to this Agreement shall in no event exceed an amount equal to the Purchase Price.

         6.2 INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold harmless Seller and each of its Affiliates, employees, successors and assigns (the Seller and such persons, collectively, "Seller's Indemnified Persons"), and shall reimburse Seller's Indemnified Persons, for, from and against all Losses imposed on or incurred by Seller's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of:

                  (a) any breach in any representation or warranty in any respect;

                  (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto; and

                  (c) any matter arising out of any events, conditions or occurrences relating to, or services provided by, the Company following the Closing Date;

                           Provided, however, that, notwithstanding anything to
the contrary in this Agreement, Buyer shall not be required to indemnify, defend and hold harmless Seller and Seller's Indemnified Persons under Section 6.2(a) of this Agreement unless and until (and only to the extent by which) the aggregate amount of their Losses hereunder exceeds $250,000, and provided further that the maximum aggregate liability of Buyer for losses under this
Section 6.2 or otherwise pursuant to this Agreement shall in no event exceed an amount equal to the Purchase Price.

         6.3 UNDISPUTED CLAIMS. A party (the "Indemnified Party") shall assert a Claim that it is entitled to, or may become entitled to, indemnification under this Agreement by giving written notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the "Indemnifying Party"), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnified Party's Loss in connection with the Claim, to the extent such Loss is then known to the Indemnified Party and, otherwise, an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer. If the Indemnifying Party does not object to the Claim during the thirty (30) day period following the date of delivery of the Indemnified Party's notice of its Claim (the "Objection Period"), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its Loss. The fact that a Claim is not disputed by the Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Party as to such Claim pursuant to this Article VI.

         6.4 DISPUTED CLAIMS. If the Indemnifying Party gives notice to the Indemnified Party within the Objection Period that the Indemnifying Party objects to the Claim, then the parties shall attempt in good faith to resolve their differences during the thirty (30) day period following the date of delivery of the Indemnifying Party's notice of its objection (the "Resolution Period").

         6.5 NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. If any action, claim or proceeding shall be brought or asserted under this Article VI against an Indemnified Party in respect of which indemnity may be sought under this Article VI from an Indemnifying Party or any successor thereto, the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel chosen by the Indemnifying Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall have been advised in writing by such counsel that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten business days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume to the defense of such action, claim or proceeding with counsel chosen by the Indemnifying Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article VI to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent (which shall not be unreasonably withheld), settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim except such that requires solely the payment of money damages by the Indemnifying Person and/or that includes an unconditional release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

         6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date for 12 months from the date hereof; provided, however, that the representations and warranties made in Sections 3.9, 3.14 and 3.19 shall terminate upon the expiration of the applicable statute of limitations to which the representation or warranty applies.

         6.7      EXCLUSIVITY OF REMEDIES. The remedies provided for in this
Article VI are exclusive and shall be in lieu of all other remedies for breach of this Agreement, including without limitation for breaches of the representations, warranties, covenants and agreements hereunder, and the Indemnified Person shall not be entitled to any other damages, including, without limitation, special, incidental or consequential damages; provided, however that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance, equitable relief or any remedy arising by reason of any claim of fraud with respect to this Agreement.

         6.8 INSURED CLAIMS. If any event shall occur that would otherwise entitle either party to assert a claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds received by the Indemnified Party from any insurance policies with respect thereto.

                                   ARTICLE VII
                                   THE CLOSING

         7.1 CLOSING DATE. The Closing shall take place at such place and time ("Closing Date") as the parties shall agree.

         7.2 OBLIGATIONS OF BUYER TO PURCHASE THE SHARES. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) Accuracy of Seller's Representations and Warranties. All representations and warranties by Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  (b) Seller's Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

                  (c) Closing Deliveries. Seller shall have delivered, or caused the delivery to Buyer of, each of the documents required to be delivered by Seller on the Closing Date under Section 7.4.

                  (d) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against the Company on or before the Closing Date.

                  (e) Consents. All necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer, including without limitation, all third-party consents necessary for the assignment and transfer of the Shares listed in Schedule 3.2.

                  (f) Approval of Documentation. The form and substance of all certificates, instruments, and other documents delivered by Seller under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

                  (g) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Affiliate of Buyer to suffer, any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  (h) Governmental Authorizations. All Governmental Authorizations presently held by the Company required to operate the Business will continue to be valid after the Closing.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without fulfillment and satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

         7.3 OBLIGATIONS OF SELLER TO SELL THE SHARES. Seller's obligation to sell the Shares to Buyer and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

                  (a) Accuracy of Representations. All representations and warranties by Buyer in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  (b) Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

                  (c) Closing Deliveries. Buyer shall have delivered or caused the delivery to Seller of each of the documents required to be delivered by Buyer on the Closing Date under Section 7.5.

                  (d) Consents. All necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Buyer and delivered to Seller.

                  (e) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Buyer on or before the Closing Date.

                  (f) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Affiliate of Seller to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  (g) Approval of Documentation. The form and substance of all certificates, instruments, and other documents delivered by Buyer under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

                  (h) West LB Consent. Seller shall have received the consent of West LB AG to subcontract to the Buyer the services under the OMR Services Level Agreement, dated September 24, 2002, between ADP (as successor-in-interest by assignment from the Company) and West LB AG, together with, as applicable, the Framework Agreement for Bureau Services and Related Projects, dated September 2002, between ADP and West LB AG.

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without fulfillment and satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

         7.4 SELLER DELIVERIES. At Closing, Seller shall deliver, or cause to be delivered, the following documents to Buyer, in each case duly executed or otherwise in proper form:

                  (a) Stock Certificates. Certificates representing the Shares, in the manner and form required by Section 2.2 above.

                  (b)      Compliance Certificate. A certificate by Seller that
(i) all representations and warranties by Seller in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and (ii) all covenants, agreements and obligations of Seller hereunder to be performed or fulfilled prior to or at Closing, have been timely performed and fulfilled.

                  (c) Certified Articles, Bylaws and Resolutions. (i) a copy of the Bylaws of the Company certified by the Company's secretary, and a copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of New Jersey; and (ii) incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  (d) Good Standing Certificates. A good standing certificate for the Company, dated as close as practicable to the Closing Date, from the Secretary of State of New Jersey.

                  (e) Resignation. Resignations duly executed by each of the elected and acting directors and officers of the Company, effective as of the Closing Date.

                  (f) Master Services Agreement. A master services agreement in the form of Exhibit A attached hereto, for the provision by Seller of certain services to Buyer (the "Master Services Agreement"), executed by Seller.

                  (g) Subcontractor Agreement. A subcontractor agreement in the form of Exhibit B attached hereto, for the provision by Buyer of certain TradeThru subcontracted services to Seller (the "Subcontractor Agreement"), executed by Seller.

                  (h) The corporate minute books, stock transfer ledger, and other records of the Company.

                  (i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer and Buyer may reasonably request.

         7.5 BUYER DELIVERIES. At Closing, Buyer shall deliver the following documents to the Company, in each case duly executed or otherwise in proper form:

                  (a) Purchase Price. A certified or bank cashier's check or wire transfer, in the amount of the Purchase Price.

                  (b) Compliance Certificate. A certificate by an officer of Buyer that (i) all representations and warranties by Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and (ii) all covenants, agreements and obligations of Buyer hereunder to be performed or fulfilled prior to or at Closing, have been timely performed and fulfilled.

                  (c) Certified Resolutions. (i) A certified copy of the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) incumbency certificates relating to each person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.

                  (d) Master Services Agreement. The Master Services Agreement, executed by Buyer.

                  (e) Subcontractor Agreement. The Subcontractor Agreement, executed by Buyer.

                  (f) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing, as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 7.2 not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Seller of written notice of such breach;

                  (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 7.3 not to be satisfied and (ii) is not cured within 30 days following delivery by the Seller to the Buyer of written notice of such breach;

                  (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before 60 days after the date of this Agreement by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

                  (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before 60 days after the date of this Agreement by reason of the failure of any condition precedent under Section 7.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

         8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                   ARTICLE IX
                                    EXPENSES

         9.1 TRANSFER TAXES. Buyer shall pay, and shall indemnify, defend and hold Seller harmless from and against, any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

         9.2 PROFESSIONAL FEES. Except as otherwise provided herein, each of the Buyer and Seller shall bear its own expenses and the expenses of its legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 NOTICES. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

     If to Buyer, to:

                                                (with a copy to)
     SS&C Technologies, Inc.                    James R. Burke, Esq.
     80 Lamberton Road                          Hale and Dorr, LLP
     Windsor, CT  06095                         60 State Street
     Attention:  Legal Department               Boston, MA  02109
     Facsimile:  860-298-4969                   Facsimile:  617-526-5000

     If to Seller, to:

                                                (with a copy to)
     ADP Financial Information Services, Inc.   Automatic Data Processing, Inc.
     2 Journal Square Plaza                     One ADP Boulevard
     Jersey City, New Jersey  07306             Roseland, New Jersey  07068
     Attention:  Group President                Attention: General Counsel
     Facsimile:  201-714-3506                   Facsimile:  973-974-3399

         If personally delivered pursuant hereto, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant hereto, such communication shall be deemed delivered upon receipt, and sender shall bear the burden of proof of delivery; if sent by overnight courier pursuant hereto, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant hereto, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Article X.

         10.2 DISCLOSURES AND ANNOUNCEMENTS. The timing and content of all disclosures to third parties and public announcements concerning the transactions provided for in this Agreement, by Seller or Buyer, shall be subject to the approval of the other in all respects; provided, however, that such approval shall not be required as to any statements and other information that a party may make as required by any rule or regulation or as required by law.

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

         10.3 ASSIGNMENT; PARTIES IN INTEREST. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

         10.4 FURTHER ASSURANCES. From time to time, at Buyer's request and without further consideration, Seller will execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, and to vest in Buyer good, valid and marketable title to the Shares being transferred hereunder.

         10.5 LAW GOVERNING AGREEMENT. This Agreement shall be construed and interpreted according to the internal laws of the State of New York.

         10.6 AMENDMENT AND MODIFICATION. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         10.7 ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                                   ARTICLE XI
                                   TAX MATTERS

         11.1     TAX INDEMNIFICATION.

                  (a) Notwithstanding any other provision of this Agreement, (a) the Seller shall be liable for, and shall pay, indemnify and hold harmless the Company (which for purposes of this Article XI shall include all Subsidiaries of the Company), Buyer and its Affiliates from and against any and all liability for (i) Taxes due or payable by the Company for any taxable year or portion thereof ending on or prior to the Closing Date, (ii) any Taxes attributable to or arising out of the Section 338(h)(10) Elections and (iii) any Taxes resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Taxes of any person (affiliated with the Company prior to the Closing Date) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) or as transferee or successor, or by contract or otherwise, to the extent such Taxes, in clause (i) above, are not reflected in the reserve for Tax liability (not counting any liability for deferred Taxes established to reflect temporary differences between book and Tax income) shown on the Closing Date Balance Sheet and included in the calculation of Net Assets for purposes of determining the Purchase Price and (b) Buyer shall be liable for and shall pay, indemnify and hold harmless Seller and its Affiliates from and against any and all (I) liability for Taxes due or payable by the Company for any Taxable year or Tax period beginning after the Closing Date and (II) liability which is reflected in the reserve for Tax liability shown on the Closing Date Balance Sheet and included in the calculation of Net Assets for purposes of determining the Purchase Price.

                  (b)      Each party entitled to indemnification under this
Section 11.1 shall pursue such indemnification in accordance with the indemnification procedures, and subject to the limitations on indemnification, set forth in Article VI hereof.

         11.2 TAXABLE PERIOD. For purposes of this Article XI, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which will be the number of days in the taxable period ending on the Closing Date and the denominator of which will be the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant taxable period ended at the close of business on the Closing Date.

         11.3     TAX RETURNS AND PAYMENTS.

                  (a) Periods Ending on or Prior to Closing. (i) Seller will timely prepare and file, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company for all Taxable periods ending on or prior to the Closing Date that are filed prior to the Closing Date and will timely pay any and all Taxes due with respect to such Tax Returns. (ii) Seller will timely prepare, or will cause the Company to timely prepare, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller will timely file, or will timely submit to the Company to timely file, such Returns and pay or cause to be paid all Taxes shown to be due of such Returns, provided that the Buyer will be liable to the extent provided in subsection 11.1 above, for any and all Taxes shown to be due on such Returns and upon written notice from Seller, and in any event prior to the filing of such Tax Returns, will provide Seller with sufficient funds for the timely payment of such Tax liability.

                  (b) Periods Beginning Before and Ending After the Closing. Buyer will timely prepare, or will cause the Company to timely prepare, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company for all taxable periods beginning before and ending after the Closing Date that are filed after the Closing Date. Buyer will timely file, or will cause the Company to timely file, such Tax Returns and pay or cause to be paid all Taxes shown to be due of such Returns, provided that the Seller will be liable to the extent provided in subsection 11.1 above, for any and all Taxes shown to be due on such Returns and upon written notice from Buyer, and in any event prior to the filing of such Tax Returns, will provide Buyer with sufficient funds for the timely payment of such Tax liability.

         11.4 REFUNDS. Any Tax refund (including any interest with respect thereto) relating to the Company for any taxable period ending on or before the Closing Date shall be the property of the Seller if not reflected on the Closing Date Balance Sheet and included in the calculation of Net Assets for purposes of determining the Purchase Price, and if received by Buyer shall be payable promptly to the Seller. Buyer shall, if the Seller so requests and at the Seller's expense, cause the Company to file for and obtain any refunds or equivalent amounts to which the Seller is entitled under this Section 11.4. Buyer shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the Company to authorize by appropriate power of attorney such persons as the Seller shall designate to represent the Company with respect to such refund claim. Seller shall not be obligated to file for a Tax refund that is attributable to the carryback of losses, deductions or credits from a post-Closing period to a pre-Closing period or a Tax Refund that increases tax liability for any post-closing period.

         11.5 NOTIFICATION OF INQUIRY. If Buyer becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Tax due or payable for any Taxable year or tax period ending on or before the Closing Date, Buyer will promptly so notify the Seller in writing. If the Seller becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the Company, the Seller will promptly so notify Buyer in writing.

         11.6     CONTEST AND SETTLEMENT.

                  (a) The contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable for any Taxable year or period shall be conducted as follows: (i) with respect to any such issue for which the Company, Buyer or any of its Affiliates may be entitled to indemnification from the Seller hereunder, the provisions of Section 6.5 shall apply, and (ii) with respect to any such issue for which Buyer and its Affiliates are not entitled to indemnification hereunder, Buyer and its Affiliates shall have the right, at their expense, to conduct the contest and/or settlement of such issue, provided, however, that if such issue involves any Company Taxable year or period beginning on or before the Closing Date, the Seller shall have the right, at its expense, to participate with Buyer and its Affiliates in the negotiations with respect to any such issue but, notwithstanding such participation, Buyer and its Affiliates shall control the proceedings and have the sole right to settle such issue.

                  (b) Neither Seller nor the Buyer shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent or earlier year without the written consent of the other party, which consent may not be unreasonably withheld.

         11.7 COOPERATION AND EXCHANGE OF INFORMATION. The parties hereto will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The parties hereto further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any taxing authority, or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate a Tax that would otherwise be imposed with respect to the Company.

         11.8     MISCELLANEOUS.

                  (a) Buyer and Seller agree to treat all payments made under this Article XI and under any other indemnity provisions of this Agreement as adjustment to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

                  (b) Notwithstanding any provision in the Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Company, Buyer and its Affiliates pursuant to this Article XI shall terminate at the close of business on the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) except for claims asserted prior to such date.

                  (c) The Seller shall cause any tax-sharing agreements or arrangements with the Company to be terminated prior to the Closing Date, with no amounts to be payable after the Closing in respect of such agreements or arrangements.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties by duly authorized representatives, on the date first above written.

                                   SS&C TECHNOLOGIES, INC.

                                   /s/ William C. Stone
                                   ------------------------------------------
                                   Name: William C. Stone
                                   Title: CEO

                                   ADP FINANCIAL INFORMATION SERVICES, INC.

                                   /s/ James B. Benson
                                   ------------------------------------------
                                   Name: James B. Benson
                                   Title: President

[The following exhibits and schedules to this Stock Purchase Agreement have been omitted and will be provided to the Commission upon request to the Company:

         EXHIBITS          DESCRIPTION
         Exhibit A         Master Services Agreement
         Exhibit B         Subcontractor Agreement



SCHEDULE                      DESCRIPTION
Schedule 3.1(a)               Jurisdictions
Schedule 3.1(b)               Subsidiaries
Schedule 3.2                  Conflicts/Exceptions
Schedule 3.3(a)               Authorized Capital Stock
Schedule 3.4(a)               Interim Financial Statements
Schedule 3.4(c)               Liabilities/Year-End Adjustments
Schedule 3.5                  Assets
Schedule 3.7                  Accounts Receivable
Schedule 3.8                  Liabilities
Schedule 3.9                  Tax Filings
Schedule 3.9(d)               Taxes
Schedule 3.9(d)(i)            Taxes
Schedule 3.9(i)               Taxes
Schedule 3.11                 Intellectual Property
Schedule 3.12                 Accounts Payable
Schedule 3.13                 Customers and Suppliers/terminating customers
Schedule 3.15                 Governmental Authorizations
Schedule 3.16                 Litigation
Schedule 3.17                 Conduct of Business
Schedule 3.18(a)              Contracts
Schedule 3.18(b)              Validity and Enforceability
Schedule 3.18(c)              Defaults
Schedule 3.18(d)              Discounts, Allowances, Rebates, etc.
Schedule 3.19                 Environmental Matters
Schedule 3.20                 List of Employees/ Employee Information
Schedule 3.21                 Labor Relations
Schedule 3.23                 Related Persons
Schedule 3.24                 Brokers or Finders
Schedule 3.25                 Warranty Claims]